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                                  SUBSIDIARIES


The following is a list of the subsidiaries of Soulfood Concepts, Inc.(the "Company"):

         1) Shark Restaurant Corp., incorporated under the laws of New York on June 7, 1990 (owned 100% by the Company);

         2) Shark Restaurant California, Inc., incorporated under the laws of California on June 23, 1997 (owned 100% by the Company); ceased operations in June 1999.

         3) Affair Restaurant, Inc., d/b/a Shark Bar Restaurant Chicago, purchased on January 10, 1997 (owned 100% by the Company); temporarily ceased operations in July 1999.

         4) Shark Bar, Inc., incorporated under the laws of Georgia on January 29, 1998 (owned 100% by the Company);

         5) 7 West Restaurant Corp. ("7 West"), incorporated under the laws of New York on February 1, 1994 (owned 100% by the Company);

         6) Avenue A Restaurants Associates, L.P. ("Avenue A"), organized as a limited partnership under the laws of New York on September 22, 1994 (owned 62% by 7 West);

         7) Shark Catering Corp., incorporated under the laws of New York on May 14, 1992 (owned 100% by the Company) currently inactive; and

         8) TWS Restaurant Corp., incorporated under the laws of New York on May 1, 1995 (owned 100% by the Company) currently inactive.